CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated April 20, 2000 for the Columbia Partners Equity Fund and the Martin Capital Opportunity Funds, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 43 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in each Prospectus and heading "Accountants" in each Statement of Additional Information.


/s/
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
July 27, 2000